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Singapore – Q12021 LCM Message (Podcast): Transcript

Intro:

Welcome to a podcast with our Singapore Lead Country Manager Geraldine. I’m Rachel Scully, from Public & Government Affairs.

Question:

Geraldine, it’s been a tough couple of months in your new role as the Singapore LCM. Tell us what it’s been like for you, especially when it comes to helping our colleagues and organization work through workforce study announcement and impacts.

Response:

Well Rachel, it’s been hard and tough for everyone in this organization. We’re a company that’s pretty unique in that many of us stay here for many years, and as a result of it, we build up these close relationships with our colleagues. So, going through something like that and seeing colleagues leave with decisions that impact that of their lives, and that of their families and loved ones, is emotionally difficult.

So our leaders, managers and supervisors involved in these discussions are taking their role very seriously. We’re very focused on our objective, and we had to do what was necessary to keep our Singapore workforce and operations nimble and competitive – so that we can go after those opportunities that will come up once demand recovers post the pandemic.

What I’ve been very touched to see is how these close relationships within the company has resulted in care for one another. Many colleagues who have been impacted have come and told me that many colleagues have used their personal contacts and business contacts to help them find opportunities outside of ExxonMobil. I’m very touched to see these going on within the company, and it reflects the strong teamwork and the sense of community that we have here in Singapore.

Question:

Geraldine, there are also questions about the Performance Assessment process; specifically, around the Performance Improvement requirements for those who are assessed to have relatively lower performance. Can you address this?

Response:

One of the key principles that has not changed about Performance Assessment is the idea of continuous improvement. I know many of you have expressed your concern about MLRP. But MLRP is about identifying those of us, who may need more structured help from their supervisors to help improve their performance, and ensure that they bring their performance up to a level that is competitive with their peers.

Question:

The other question on peoples’ minds is what are the prospects like for an employee working out of the ExxonMobil Singapore affiliate? How might the company’s presence here change?

Response:

So let me start from where we are at home. Singapore is home to ExxonMobil’s largest integrated refining and petrochemical complex and will continue to be a strategic location for ExxonMobil. The Corporation is committed to continue to invest here.

Turning to the future of the oil and gas industry. Even when you look out to 2040, there is still a significant demand for oil and natural gas in the energy mix.

I tell younger employees as well, we’re on the cusp of witnessing and being a part of the birth of two new industries: One around carbon, and the other around hydrogen. And you’ll see that when the Corporation announced the formation of ExxonMobil Low Carbon Solutions, that Singapore was identified as a location for a potential carbon capture and sequestration hub.

And therefore for me, personally, I see that there is a lot of exciting things in the future for us here in Singapore.

Closing:

Thank you Geraldine, and thanks to everyone for tuning in.

The following communications will be distributed and posted for ExxonMobil affiliate employees.

Singapore – Q12021 LCM Message: Email communications

Dear colleagues,

It’s been about a month since we announced the results of the Singapore workforce study. I understand that the transition continues to be difficult as we adjust to the changes. Thank you for the resilience, and care that you’ve shown your colleagues and teammates. I am touched and proud of how the ExxonMobil community has come together in this difficult time.

Stay ahead of the competition, celebrate wins

Now that we’ve taken the steps to adjust our cost structure, let us keep focused on safe and reliable operations, and achieve our business priorities. We have to be nimble, stay ahead of our competitors, and meet the needs of our customers. In the midst of this, please care for one another, make time to celebrate team wins and cheer each other on.

A recent win was the Energy Market Authority’s announcement that ExxonMobil LNG Asia Pacific has been awarded a term license to import and sell regasified LNG into Singapore. Congratulations to the team who worked the winning bid. This builds on our growing LNG business presence here, while allowing us to be more competitive in our manufacturing operations with greater fuel flexibility. We can also contribute to Singapore’s energy story by providing reliable supplies of LNG for local demand.

MLRP and Redundancy

The 2021 performance assessment process was recently kicked off, and I recognize that this is also on peoples’ minds. Let me reiterate that the Managing Lower Relative Performers (MLRP) component of the performance assessment process and the redundancy exercise carried out last month are two separate programs with different objectives. The MLRP seeks to help employees improve their performance based on what is expected of their role. Nearly 90 per cent of those who chose to take on a performance improvement plan (PIP) in 2020 completed it successfully. On the other hand, the redundancy exercise was carried out to right-size our organization so that we can remain competitive for the long term. I encourage you to work with your supervisor to ensure that you better understand the performance assessment process, which is a critical part of our talent management program.

Future of ExxonMobil in Singapore

Some employees have also asked about the future of our company in Singapore, following the government’s announcement of the SG Green Plan 2030. Our company has an important role to play in the country’s energy transition. The government recognizes that it continues to require energy to support Singapore’s development, and it needs companies like ours to do so efficiently and responsibly. We’ve received government accolades such as eight energy efficiency awards in the last decade. The teams continue to work on more opportunities such as reducing flare emissions, and better managing our waste.

Looking ahead, we are investing in research and development in lower-carbon solutions. As a founding member of the Singapore Energy Center, we are also studying the development of a carbon capture and storage hub in Singapore. I am confident that with hard work and ingenuity, we can adapt and do our part to support our company through this transition.

Keep safe and care for one another

Finally, as we continue to navigate this challenging environment, press on and don’t give up. If we head in the same direction, I am confident that we will overcome the obstacles that may lie ahead.

Regards,

Geraldine

Lead Country Manager

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